Exhibit 8.2

[LETTERHEAD OF BEARD MILLER COMPANY LLP]

                September 9, 2009

Boards of Directors

OBA Bancorp, MHC

OBA Bancorp, Inc.

OBA Financial Services, Inc.

OBA Bank

20300 Seneca Meadows Parkway

Germantown, Maryland 20876

Ladies and Gentlemen:

PRELIMINARY STATEMENT

You have requested our opinion regarding the material Maryland tax consequences of the proposed conversion and reorganization of OBA Bancorp, MHC from a mutual holding company structure to a capital stock form of organization, pursuant to the Plan of Conversion and Reorganization (the “Plan”) of OBA Bancorp, MHC, a federal mutual holding company (“Mutual Holding Company”), dated as of May 5, 2009. Unless otherwise defined, all terms used in this letter have the meanings given to them in the Plan.

Our Maryland tax opinion is in addition to the Federal income tax opinion of Luse Gorman Pomerenk & Schick, (“federal tax opinion”) special tax counsel to OBA Bank (the “Bank”), OBA Bancorp, Inc. (the “Mid–Tier Holding Company”), OBA Financial Services, Inc. and Mutual Holding Company, which we have reviewed. The proposed transactions and the facts, assumptions and representations outlined and set forth in the federal tax opinion are also used herein.

Capitalized terms used but not defined herein in this letter shall have the meanings assigned to them in the Plan.

FACTS

In 2007, the Bank reorganized into the two-tier mutual holding company form of organization. Following the reorganization, the Mutual Holding Company owned 100% of the outstanding shares of the Mid-Tier Holding Company, and the Mid-Tier Holding Company owned 100% of the outstanding shares of the Bank.

On May 5, 2009, the Boards of Directors of the Mutual Holding Company, Mid-Tier Holding Company and the Bank adopted the Plan providing for the conversion of the Mutual Holding Company from a federal mutual holding company into the capital stock form of organization. A new stock holding company, the Holding Company, will be established as part of the Conversion and will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and issue Common Stock in the Conversion.

For valid business reasons, the present corporate structure of the Mutual Holding Company, Mid-Tier Holding Company and the Bank will be changed pursuant to two mergers referred to as the “MHC Merger” and the “Mid-Tier Merger.” Pursuant to the Plan, the Conversion will be effected in the following steps, each of which will be completed contemporaneously:

Boards of Directors

OBA Bancorp, MHC

OBA Bancorp, Inc.

OBA Financial Services, Inc.

OBA Bank

September 9, 2009

1.	The Bank will establish the Holding Company as a stock corporation.

2.	The Mid-Tier Holding Company will convert to an interim stock savings bank and merge with and into the Bank with the Bank as the resulting entity (the “Mid-Tier Merger”), whereby the Mutual Holding Company will receive shares of Bank common stock in exchange for its Mid-Tier Holding Company common stock.

3.	Immediately after the Mid-Tier Merger, the Mutual Holding Company will convert to an interim stock savings bank and will merge with and into the Bank with the Bank as the resulting entity (the “MHC Merger”), whereby the shares of Bank common stock held by the Mutual Holding Company will be canceled and each Eligible Account Holder and Supplemental Eligible Account Holder will receive an interest in a Liquidation Account of the Bank in exchange for such person’s interest in the Mutual Holding Company.

4.	Immediately after the MHC Merger, the Bank will issue one hundred (100) shares of its common stock to the Holding Company in exchange for at least fifty percent (50%) of the net proceeds raised in the offering, and as a result the Bank will become a wholly-owned subsidiary of the Holding Company.

5.	Immediately after the MHC Merger, the Holding Company will offer for sale its Common Stock in the Offering.

At the time of the MHC Merger, a liquidation account will be established by the Bank for the benefit of Eligible Account Holders and Supplemental Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 19 of the Plan, the liquidation account will be equal to the Mutual Holding Company’s total equity as reflected in the latest statement of financial condition contained in the final Prospectus used in the Offering.

After the Mid-Tier Merger, the MHC Merger and the Offering, the Holding Company will (i) be a publicly held corporation, (ii) register the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion.

The initial stockholders of the Holding Company will be those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock have been granted, in order of priority, to depositors of the Bank who have account balances of $50.00 or more as of the close of business on April 30, 2008 (“Eligible Account Holders”), the Bank’s tax-qualified employee plans (“Employee Plans”), depositors of the Bank who have account balances of $50.00 or more as of the close of business on April 30, 2008 (“Supplemental Eligible Account Holders”), depositors of the Bank as of the Voting Record Date, other than Eligible Account Holders and Supplemental Eligible Account Holders (“Depositors”) and borrowers of the Bank as of July 20, 2006 whose borrowings remained outstanding as of the Voting Record Date (“Borrowers”) (collectively, Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders, Depositors and

Boards of Directors

OBA Bancorp, MHC

OBA Bancorp, Inc.

OBA Financial Services, Inc.

OBA Bank

September 9, 2009

Borrowers are referred to herein as “Other Members”). Subscription rights are nontransferable. The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the subscription offering, if any, for sale in a community offering to certain members of the general public.

LAW AND ANALYSIS

The Federal income tax opinion of Luse Gorman Pomerenk & Schick provides that the Reorganization will be “tax-free” under the Internal Revenue Code of 1986, as amended. The Reorganization is exempt from taxation under a number of Internal Revenue Code sections including, but not limited to, §368(a)(1)(F) and § 368(a)(1)(A). Additionally, no gain or loss will be recognized upon the receipt of assets under a number of Internal Revenue Code sections, including, but not limited to, § 361(a), § 361(c), § 357(a),
§ 1032(a) and § 354(a).

Effective for tax years beginning after 2000, the Maryland financial institution franchise tax was repealed, and financial institutions formerly subject to the tax became liable for Maryland corporate income tax (Sec. 8-202, Tax General Art.). These institutions include credit companies, savings and loan associations, international banking facilities, loan companies, mortgage companies, safe-deposit companies, and finance companies other than companies making loans only to farmers for agricultural purposes (Sec. 8-101(c), Tax General Art.; Sec. 10-403, Tax General Art.).

Presumably, Maryland’s tax treatment of banking and financial institutions is the same as the federal, because the starting point for computing Maryland taxable income is federal taxable income after the net operating loss and special deductions as reported on the federal income tax return (Line 30)(Instructions, Form 500, Maryland Corporation Income Tax Return; Sec. 10-304(1), Tax General Art.).

In general terms, a corporate reorganization is a tax-free transaction under federal law if the consideration for the acquisition consists primarily of stock or securities of the acquiring corporation or its parent. In most cases, the gain or loss recognized on a reorganization for Maryland tax purposes will be the same as the gain or loss recognized for federal tax purposes because Maryland uses federal taxable income as the starting point for the computation of its tax base and there is no provision of Maryland law that modifies the federal recognition or nonrecognition rules applicable to reorganizations.

Because subscription rights will be granted at no cost to the recipients and provide the recipients with the right to only purchase shares of common stock at the same price to be paid by members of the general public in any Community Offering, there is no ascertainable value and, therefore, no Maryland Personal Income Tax consequence to the granting of the subscription rights. Compensation could only be computed if there is a value to the subscription right when it is granted or if the subscription right allowed the grantee to purchase the common stock at a value below the price members of the general public would have to pay to purchase the same common stock. Maryland personal income tax starts with federal adjusted gross income and no modification is provided for receipt of subscriptions rights with no ascertainable value. See Annotated Code of Maryland, 1957, Title 10 Income Tax, Subtitle 2, Calculating Maryland Taxable Income for Individual, et. al.

The Maryland “Sales and Use Tax Act” provides for exemptions or exclusions for mergers, consolidations and acquisitions. Specifically, under MD Reg.§03.06.01.13, transfers of tangible personal

Boards of Directors

OBA Bancorp, MHC

OBA Bancorp, Inc.

OBA Financial Services, Inc.

OBA Bank

September 9, 2009

property to a corporation pursuant to a corporate reorganization within the meaning of IRC Sec. 368(a) are exempt from sales tax as well as transfers of tangible personal property to a corporation upon its organization (principally in consideration for the issuance of its stock). A transfer of property is principally in consideration of the issuance of stock if the value of the nonstock consideration is less than 50% of the fair market value of the property received by the corporation.

The Maryland Realty Transfer Tax does provide a specific exemption for mergers or tax-free exchanges under the Internal Revenue Code. Recordation and transfer taxes do not apply to an instrument of writing which is:

1.	a transfer of title to real property between a parent corporation and its subsidiary corporation or between two or more subsidiary corporations wholly owned by the same parent corporation meeting certain ownership restrictions, if the transfer was for nominal or no consideration or for consideration comprising only of the issuance, cancellation or surrender of stock of a subsidiary corporation (Sec. 12-108(p), Prop. Tax Art.; Sec. 13-207, Prop. Tax Art.);

2.	an instrument of writing made pursuant to reorganizations described in IRC Sec. 368(a); or

3.	a transfer of title to real property from a subsidiary corporation to its parent corporation for nominal or no consideration, or for consideration comprising only of the issuance, cancellation or surrender of stock of a subsidiary corporation if the parent corporation previously owned the real property, owns the stock of the subsidiary corporation for a period greater than 18 months, or acquires the stock of the subsidiary corporation which has owned the real property for two years.

OPINION

Based upon our review of the agreements and documents mentioned earlier, additional representations and information provided, and the federal income tax opinion of Luse Gorman Pomerenk & Schick, it is our opinion that:

1.	To the extent the Reorganization, as more fully described in the Plan and federal income tax opinion, qualifies as “tax-free” under the Internal Revenue Code of 1986, then the Reorganization will not result in any income tax liabilities under Title 10 of the Maryland Corporation Income Tax Article. (As amended by Ch. 565, Laws 1988; Ch. 225 (S.B. 56), Laws 2000; Ch. 122 (S.B. 99), Laws 2002, effective June 1, 2002, and applicable to all taxable years beginning after June 30, 2001).

Boards of Directors

OBA Bancorp, MHC

OBA Bancorp, Inc.

OBA Financial Services, Inc.

OBA Bank

September 9, 2009

The Federal income tax opinion of Luse Gorman Pomerenk & Schick provides that none of the entities involved will recognize gain or loss upon the receipt of assets or the assumption of liabilities in exchange for shares of stock or the constructive distribution of any such stock or an interest in a liquidation account or the constructive distribution of such liquidation account. For Maryland income tax purposes, the Bank members will follow the Federal non-recognition treatment.

2.	The issuance of non-transferable subscription rights with no ascertainable value to the recipients will not result in any Maryland Individual Income Tax consequence to the recipients.

3.	The deemed transfer of substantially all of the entities’ assets and liabilities under the Plan for the shares of stock or the constructive distribution of any such stock or an interest in a liquidation account or the constructive distribution of such liquidation account will not result in any Maryland Sales and Use Tax liability.

4.	The Maryland County Transfer Tax and Recordation Tax will not be imposed on the transfer of real property made pursuant to a reorganization described in § 368(a) of the Internal Revenue Code or the transfer of corporate property between related corporations.

Since this letter is provided in advance of the closing of the Reorganization, we have assumed that such transactions will be consummated. Any change to the Plan of Reorganization could cause us to modify the opinions expressed herein.

In providing our opinion, we have considered the provisions of Maryland tax law and the interplay of the Internal Revenue Code of 1986, as amended, Maryland tax regulations, judicial decisions and Maryland Comptroller rulings, to date. A change in the authorities upon which our opinion is based could affect our conclusions. Moreover, there can be no assurances that our opinion expressed herein, if challenged, will be accepted by the State of Maryland. We have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

In issuing our opinion, we have assumed that the Plan has been duly and validly authorized and has been approved and adopted by the Board of Directors of the Bank at a meeting duly called and held; that the Bank will comply with the terms and conditions of the Plan, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan under the Federal income tax laws.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

Boards of Directors

OBA Bancorp, MHC

OBA Bancorp, Inc.

OBA Financial Services, Inc.

OBA Bank

September 9, 2009

We hereby consent to the filing of this opinion as an exhibit with the Office of Thrift Supervision and with the Form S-1 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Application for Conversion and
Form S-1 under the captions “The Conversion – Material Income Tax Consequences” and “Legal Matters”.

Very truly yours,

/s/ Beard Miller Company LLP

BEARD MILLER COMPANY LLP Certified Public Accountants